Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-121336) of Abington Community Bancorp, Inc. of our report dated June 7, 2007 relating to the financial statements and schedule of the Abington Bank 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP
Reading, Pennsylvania
June 25, 2007